Exhibit 10.9

April 5, 2022

Jeffrey Rivera

44669 Spring Hill

Northville, MI 48168

Dear Jeffrey,

This letter serves as confirmation of your job change. This new position will be effective 04/03/2022 and you will report to Greg Lehmkuhl.

It is our expectation that you will be able to transition your current duties within a reasonable timeframe. You will retain your current seniority status relative to accruals, health and welfare, 401(k) and other company sponsored employee programs.

The details of the position are listed below for your review and consideration:

Position Title: Chief Operating Officer

Effective Date: 04/03/2022

Reports To: Greg Lehmkuhl

Salary Wage: $630,000.00 annually / Exempt Status (Overtime wages will not be applicable or applied to the base annual salary).

There will be no change to your current benefit enrollment selections.

The employment relationship between you and Lineage Logistics remains at-will. This means that the employment relationship is for no specific term and may be terminated by either you or the Company at any time for any reason, with or without cause or advance notice.

If the terms in this letter are agreeable to you, please confirm your understanding and acceptance of this offer by acknowledging this document.

If you have any questions regarding this offer, please contact Shelley Richardson.

Thank you for your ongoing commitment to Lineage.

Sincerely,

Joanna Murphy

Director, Human Resources Services

248.563.3396

jmurphy@lineagelogistics.com